Exhibit 99.1

Crestwood Midstream Partners LP Prices

Public Offering of Common Units

HOUSTON, TEXAS, October 21, 2013 – Crestwood Midstream Partners LP (NYSE: CMLP) (“Crestwood”) announced the pricing of the underwritten public offering of 14,000,000 common units representing limited partner interests in Crestwood. The common units were sold to the underwriters at a price of $21.19 per common unit for net proceeds of approximately $296.4 million. The underwriters may offer the common units in transactions on the New York Stock Exchange, in the over-the-counter market, or through negotiated transactions at market prices or at negotiated prices. The offering is expected to close on October 23, 2013, subject to customary closing conditions. Crestwood has granted to the underwriters a 30-day option to purchase a maximum of 2,100,000 additional common units.

The net proceeds from the offering will be used to fund a portion of the consideration for Crestwood’s pending acquisition of Arrow Midstream Holdings, LLC (the “Arrow Acquisition”) and related transaction costs and expenses. Crestwood’s issuance of common units in the equity offering, including any common units issued in connection with the underwriter’s option, together with the issuance of 8,826,125 common units to the sellers represents the aggregate amount of equity Crestwood expects to issue in connection with the Arrow Acquisition. In the event the acquisition does not close, Crestwood intends to use the net proceeds from the offering to repay borrowings under its revolving credit facility and for general partnership purposes.

Morgan Stanley and Citigroup served as the underwriters. Copies of the prospectus supplement and accompanying base prospectus related to the offering may be obtained from Morgan Stanley at Attn: Prospectus Dept., 180 Varick Street, 2nd floor, New York, NY 10014, and from Citigroup at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: (800) 831-9146, Email: batprospectusdept@citi.com. An electronic copy of the preliminary prospectus supplement and the accompanying base prospectus is available from the Securities and Exchange Commission’s (the “SEC”) website at http://www.sec.gov.

This offering is being made pursuant to an effective shelf registration statement previously filed by Crestwood with the SEC, and only by means of a prospectus supplement and the accompanying base prospectus. This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in

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any jurisdiction in which such offer, solicitation or sale is unlawful prior to registration or qualification under the securities, blue sky or other laws of any such state or other jurisdiction.

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About Crestwood Midstream Partners LP

Houston, Texas, based Crestwood Midstream Partners LP (NYSE: CMLP) is a master limited partnership that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. Crestwood is engaged in the gathering, processing, treating and compression of natural gas; transportation and storage of natural gas; transportation, fractionation, storage, and terminalling of NGLs; and storage and terminalling of crude oil. Prior to the merger of Crestwood Midstream Partners LP (“Legacy Crestwood”) into Inergy Midstream, L.P., which was completed on October 7, 2013, the partnership was named Inergy Midstream, L.P. and was traded on the New York Stock Exchange under the ticker symbol “NRGM.”

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Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included in this release that address activities, events or developments that Crestwood expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Crestwood’s ability to control or predict, which could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, regulatory, economic and market conditions, and the timing and success of business development efforts and other uncertainties. Additional information concerning these and other factors can be found in Crestwood and Legacy Crestwood’s press releases and public periodic filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K for the year ended September 30, 2012 and December 31, 2012, respectively, and the most recently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT

Mark Stockard

Phone: 832-519-2207

Email: mstockard@crestwoodlp.com

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